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Exhibit 4.8

                              CYRAS SYSTEMS, INC.

           4 1/2% Convertible Subordinated Notes Due August 15, 2005

                          FIRST SUPPLEMENTAL INDENTURE

                         Dated as of November 27, 2000

                                       to

                                   INDENTURE

                          Dated as of August 18, 2000

            STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.



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      FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") dated as of November 27, 2000 between Cyras Systems, Inc., a California corporation (the "Company"), and State Street Bank and Trust Company of California, N.A., a national banking association organized and existing under the laws of the United States (the "Trustee").

                              W I T N E S S E T H:

      WHEREAS, there has previously been executed and delivered to the Trustee an Indenture dated as of August 18, 2000 (the "Indenture"), providing for the issuance of $150,000,000 in aggregate principal amount of 4 1/2% Convertible Subordinated Notes due August 15, 2005 (the "Notes") by the Company;

      WHEREAS, Section 4.1 of the Indenture provides that the Notes will not be convertible prior to the 90th day following a Complying Public Equity Offering;

      WHEREAS, prior to the execution of the Indenture it was the Company's intent in connection with the Company's contemplated Complying Public Equity Offering to reincorporate the Company from California to Delaware by merging (the "Merger") Cyras Systems California with and into Cyras Systems, Inc., a Delaware corporation ("Cyras Systems Delaware"), with Cyras Systems Delaware as the surviving corporation in the Merger pursuant to an Agreement and Plan of Merger between Cyras Systems California and Cyras Systems Delaware;

      WHEREAS, Section 4.11 of the Indenture provides that in the event of certain mergers or consolidations occurring prior to Complying Public Equity Offering the Notes will become convertible as a result of such merger or consolidation at a conversion price of $55.40 per share, subject to the certain adjustments, notwithstanding the aforementioned provisions of Section 4.11 of the Indenture;

      WHEREAS, Section 3.8 of the Indenture provides that the reincorporation of the Company from California to Delaware in contemplation of a Complying Public Equity Offering will not constitute a Change in Control under the Indenture;

      WHEREAS, the Company now desires to modify the Indenture, as set forth herein, in order to expressly provide that the reincorporation of the Company from California and Delaware in preparation for the Company's proposed Complying Public Equity Offering would not result in Notes being immediately convertible into Common Stock at the conversion price set forth in Section 4.11;

      WHEREAS, Section 11.1 of the Indenture provides that the Company (as defined in the Indenture) and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to cure any inconsistency;

      WHEREAS, in accordance with Section 12.4 of the Indenture, the Company (as defined in the Indenture) has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel;


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      WHEREAS, all acts and proceedings required by law, under the Indenture to constitute this First Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by the Company; and

      WHEREAS, the foregoing recitals are made as representations of fact by the Company and not by the Trustee;

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

      1. For the purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

      2. Effective as of the date hereof, Section 4.11 is amended by adding the following sentence to the end of the first paragraph of Section 4.11:

            Notwithstanding the foregoing provisions of this Section 4.11, in no event will the Notes become convertible on or prior to a Complying Public Equity Offering as a result of a merger or consolidation that involves the reincorporation of the Company from a California corporation to a Delaware corporation in contemplation of a Complying Public Equity Offering.

      3. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity or sufficiency of this First Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

      4. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions hereof shall remain in full force and effect.

      5. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated shall be bound hereby.


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      6.    This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

      7. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.



                            CYRAS SYSTEMS, INC.,
                                               =
                            a California corporation


                            By:       _/s/ SHEKHAR MANDAL
                                -----------------------------------------
                                  Shekhar Mandal
                                  Vice President for Finance and Administration and Chief Financial Officer







                            STATE STREET BANK AND TRUST
                            COMPANY OF CALIFORNIA, N.A.,



                            By:       /s/ STEPHEN RIVERO
                                -----------------------------------------
                                  Stephen Rivero
                                  Vice President



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